May 2023

Preliminary Terms No. 9,093

Registration Statement Nos. 333-250103; 333-250103-01

Dated May 10, 2023

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the value of a basket of three indices on the determination date. These long-dated notes are for investors who are concerned about principal risk but seek a return based on a basket of equity indices, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	May 31, 2023
Original issue date:	June 5, 2023 (3 business days after the pricing date)
Maturity date:	June 5, 2028
Interest:	None
Basket:	Basket component*	Ticker symbol*	Basket component weighting	Initial index value	Multiplier
	S&P 500® Index (the “SPX Index”)	SPX	33.3333%
	STOXX® Europe 600 Index (the “SXXP Index”)	SXXP	33.3333%
	Nikkei 225 Index (the “NKY Index”)	NKY	33.3333%
* Ticker symbols are being provided for reference purposes only. We refer to the SPX Index, the SXXP Index and the NKY Index, collectively, as the underlying indices.
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any.

In no event will the payment due at maturity be less than the stated principal amount, regardless of the performance of the underlying indices.

Supplemental redemption amount:	(i) $1,000 times (ii) the basket percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	113%
Basket percent change:	(final basket closing value – initial basket value) / initial basket value
Listing:	The notes will not be listed on any securities exchange.
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $943.60 per note, or within $55.00 of that estimate. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per note	$1,000	$30(1)	$965
$5(2)
Total	$	$	$

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each note.

(3)See “Use of proceeds and hedging” on page 19.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2020

Index Supplement dated November 16, 2020   Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Terms continued from previous page:
Initial basket value:

The initial basket value will equal 100, which is equal to the sum of the products of (i) the initial index value of each basket component, as set forth under “Basket—Initial index value” above, and (ii) the multiplier for such basket component, as set forth under “Basket—Multiplier” above, each as determined on the pricing date.

Final basket closing value:	The basket closing value on the determination date
Basket closing value:	On any date, the sum of the products of (i) the closing value of each basket component on such date, and (ii) the multiplier for such basket component.
Multiplier:

The multiplier for each basket component will be set on the pricing date so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value of 100. Each multiplier will remain constant for the term of the notes.

Determination date:	May 31, 2028, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61774XQ48
ISIN:	US61774XQ483

May 2023 Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Investment Summary

Market-Linked Notes

The Market-Linked Notes due June 5, 2028 Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index (the “notes”) offer the potential for a supplemental redemption amount at maturity based on the closing value of a basket of three indices on the determination date. The notes provide investors:

◼an opportunity to gain exposure to the indices comprising the basket

◼the repayment of principal at maturity, subject to our creditworthiness

◼113% participation in any appreciation of the basket over the term of the notes

◼no exposure to any decline of the final basket closing value below the initial basket value if the notes are held to maturity

At maturity, if the basket percent change is less than or equal to zero, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	5 years
Participation rate:	113%
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $943.60, or within $55.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the

May 2023 Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

May 2023 Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of an equally weighted basket composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek a return based on a basket of equity indices and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any.

Repayment of Principal	The notes offer investors 113% participation in any appreciation of the basket, while providing for the repayment of principal in full at maturity, subject to our creditworthiness.
Upside Scenario

The basket closing value on the determination date is greater than the initial basket value of 100, and, at maturity, the notes pay the stated principal amount of $1,000 plus 113% of the positive percent change from the initial basket value to the final basket closing value.

Par Scenario	The final basket closing value is less than or equal to the initial basket value, and, at maturity, the notes pay only the stated principal amount of $1,000.

May 2023 Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any. The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=

$1,000 x basket percent change x the participation rate of 113%
In no event will the payment due at maturity be less than the stated principal amount, regardless of the performance of the underlying indices.

where
basket percent change	=	(final basket closing value – initial basket value) / initial basket value
final basket closing value	=	the basket closing value on the determination date.

In no event will the payment due at maturity be less than the stated principal amount.

Hypothetical Payment at Maturity

The table below illustrates the payment at maturity for each note for a hypothetical range of basket percent change and does not cover the complete range of possible payouts at maturity. The table reflects the initial basket value of 100.

Basket percent change	Final basket closing value	Stated principal amount	Participation rate	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
100.00%	200	$1,000	113%	$1,130.00	$2,130.00	113.00%
90.00%	190	$1,000	113%	$1,017.00	$2,017.00	101.70%
80.00%	180	$1,000	113%	$904.00	$1,904.00	90.40%
70.00%	170	$1,000	113%	$791.00	$1,791.00	79.10%
60.00%	160	$1,000	113%	$678.00	$1,678.00	67.80%
50.00%	150	$1,000	113%	$565.00	$1,565.00	56.50%
40.00%	140	$1,000	113%	$452.00	$1,452.00	45.20%
30.00%	130	$1,000	113%	$339.00	$1,339.00	33.90%
20.00%	120	$1,000	113%	$226.00	$1,226.00	22.60%
10.00%	110	$1,000	113%	$113.00	$1,113.00	11.30%
5.00%	105	$1,000	113%	$56.50	$1,056.50	5.65%
0%	100	$1,000	N/A	$0.00	$1,000.00	0%
–10%	90	$1,000	N/A	$0.00	$1,000.00	0%
–20%	80	$1,000	N/A	$0.00	$1,000.00	0%
–30%	70	$1,000	N/A	$0.00	$1,000.00	0%
–40%	60	$1,000	N/A	$0.00	$1,000.00	0%
–50%	50	$1,000	N/A	$0.00	$1,000.00	0%
–60%	40	$1,000	N/A	$0.00	$1,000.00	0%
–70%	30	$1,000	N/A	$0.00	$1,000.00	0%
–80%	20	$1,000	N/A	$0.00	$1,000.00	0%
–90%	10	$1,000	N/A	$0.00	$1,000.00	0%
–100%	0	$1,000	N/A	$0.00	$1,000.00	0%

May 2023 Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the basket percent change is less than or equal to zero, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the final basket closing value is not sufficiently higher than the initial basket value, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the basket closing value on the determination date.

◼The market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the values of the basket components at any time, the volatility (frequency and magnitude of changes in value) of the underlying indices, dividend rate on the stocks underlying the underlying indices, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying indices or equities markets generally and which may affect the closing values of the underlying indices on any determination date and the actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The values of the underlying indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼The amount payable on the notes is not linked to the value of the underlying indices at any time other than the determination date. The amount payable on the notes will be based on the basket closing value on the determination date, subject to postponement for non-index business days and certain market disruption

May 2023 Page 7

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

events. Even if the value of the basket appreciates prior to the determination date but then drops by the determination date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual value of the basket on the stated maturity date or at other times during the term of the notes may be higher than the final basket closing value, the payment at maturity will be based solely on the final basket closing value.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

◼Investing in the notes is not equivalent to investing in the basket components; you have no shareholder or other rights in the basket components and are exposed to the credit risk of Morgan Stanley. Investing in the notes is not equivalent to investing in the basket components. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the component stocks of any basket component. Furthermore, investing in the notes is not equivalent to investing in the basket components or their component stocks. In addition, you are subject to our credit risk.

◼The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to

May 2023 Page 8

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value and multiplier for each basket component, the final basket closing value and the basket percent change, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket closing value in the event of a discontinuance of any basket component or a market disruption event with respect to any basket component. These potentially subjective determinations may affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying indices or their component stocks), including trading in the component stocks of the underlying indices and in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the component stocks of the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index values, and, therefore, could increase the values at or above which the underlying indices must close on the determination date before an investor receives a payment at maturity that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing values of the underlying indices on such determination date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Basket Components

◼Changes in the value of one or more of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when one or more basket components increase in value, the value of one or more other basket components may decline. Therefore, in calculating the payment at maturity, increases in the value(s) of one or more basket components may be moderated, or wholly offset, by declines in the value(s) of one or more other basket components.

◼There are risks associated with investments in notes linked to the value of foreign equity securities. Each of the STOXX® Europe 600 Index and the Nikkei 225 Index is linked to the value of foreign equity securities. Investments in notes linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and

May 2023 Page 9

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

◼Governmental regulatory actions, such as sanctions, could adversely affect your investment in the notes. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the notes or the component securities of the underlying indices, or engaging in transactions in them, and any such action could adversely affect the value of the underlying indices or the notes. These regulatory actions could result in restrictions on the notes and could result in the loss of a significant portion or all of your initial investment in the notes, including if you are forced to divest the notes due to the government mandates, especially if such divestment must be made at a time when the value of the notes has declined.

◼Adjustments to the basket components could adversely affect the value of the notes. The index publisher of a basket component can add, delete or substitute the stocks underlying basket component, and can make other methodological changes that could change the value of such basket component. Any of these actions could adversely affect the value of the notes. In addition the index publisher of a basket component may discontinue or suspend calculation or publication of such basket component at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on the determination date, the index closing value on such determination date will be an amount based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

May 2023 Page 10

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Basket Overview

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

STOXX® Europe 600 Index

The STOXX® Europe 600 Index was created by STOXX Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the STOXX® Europe 600 Index is based on an initial STOXX® Europe 600 Index value of 100 at December 31, 1991. The STOXX® Europe 600 Index is composed of the 600 largest companies by free-float market capitalization traded on the major exchanges of 17 European countries. For additional information about the STOXX® Europe 600 Index, see the information set forth under “Annex A—STOXX® Europe 600 Index” below.

“STOXX® Europe 600” and “STOXX®” are registered trademarks of STOXX Limited. See “Annex A—STOXX® Europe 600 Index” below.

Nikkei 225 Index

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), which we refer to as Nikkei, that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index. Nikkei first calculated and published the Nikkei 225 Index in 1970. The 225 companies included in the Nikkei 225 Index are divided into six sector categories: technology, financials, consumer goods, materials, capital goods/others and transportation and utilities. For additional information about the Nikkei 225 Index, see the information set forth under “Nikkei 225 Index” in the accompanying index supplement.

Nikkei, the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei. Nikkei has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, Nikkei has no relationship to us or the securities; it does not sponsor, endorse, authorize, sell or promote the securities, and has no obligation or liability in connection with the administration, marketing or trading of the securities or with the calculation of the return on your investment. For more information, see “Nikkei 225 Index” in the accompanying index supplement.

May 2023 Page 11

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Information as of market close on May 9, 2023:

Basket Component Information as of May 9, 2023
	Ticker Symbol	Current Basket Component Closing Value	52 Weeks Ago	52 Week High	52 Week Low
S&P 500® Index	SPX	4,119.17	3,991.24	4,305.20 (on 8/16/2022)	3,577.03 (on 10/12/2022)
STOXX® Europe 600 Index	SXXP	465.41	417.46	469.00 (on 4/21/2023)	382.89 (on 9/29/2022)
Nikkei 225 Index	NKY	29,242.82	26,319.34	29,242.82 (on 5/9/2023)	25,716.86 (on 1/4/2023)

The following graph is calculated based on an initial basket value of 100 on January 1, 2018 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the terms of the notes, nor does it attempt to show in any way your expected return on an investment in the notes. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2018 to May 9, 2023

May 2023 Page 12

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Historical Information

The following tables set forth the published high and low closing values as well as end-of-quarter closing values for each of the basket components for each quarter in the period from January 1, 2018 through May 9, 2023. The closing values on May 9, 2023 were (i) in the case of the SPX Index, 4,119.17, (ii) in the case of the SXXP Index, 465.41, and (iii) in the case of the NKY Index, 29,242.82. The related graphs set forth the daily closing values for each of the basket components in the same period. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical information of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the determination date.

S&P 500® Index	High	Low	Period End
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter (through May 9, 2023)	4,169.48	4,055.99	4,119.17

May 2023 Page 13

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

S&P 500® Index Daily Index Closing Values January 1, 2018 to May 9, 2023

May 2023 Page 14

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

STOXX® Europe 600 Index	High	Low	Period End
2018
First Quarter	402.81	363.18	370.87
Second Quarter	396.94	367.33	379.93
Third Quarter	392.08	373.47	383.18
Fourth Quarter	383.94	329.58	337.65
2019
First Quarter	384.29	333.92	379.09
Second Quarter	391.35	369.06	384.87
Third Quarter	393.15	365.09	393.15
Fourth Quarter	419.74	377.46	415.84
2020
First Quarter	433.90	279.66	320.06
Second Quarter	375.32	309.06	360.34
Third Quarter	376.69	355.51	361.09
Fourth Quarter	401.61	341.76	399.03
2021
First Quarter	430.65	395.85	429.60
Second Quarter	459.86	432.22	452.84
Third Quarter	475.83	444.29	454.81
Fourth Quarter	489.95	450.77	487.80
2022
First Quarter	494.35	415.01	455.86
Second Quarter	463.07	402.40	407.20
Third Quarter	443.07	382.89	387.85
Fourth Quarter	443.96	385.88	424.89
2023
First Quarter	465.24	424.89	457.84
Second Quarter (through May 9, 2023)	469.00	456.59	465.41

STOXX® Europe 600 Index Daily Index Closing Values January 1, 2018 to May 9, 2023

May 2023 Page 15

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Nikkei 225 Index	High	Low	Period End
2018
First Quarter	24,124.15	20,617.86	21,454.30
Second Quarter	23,002.37	21,292.29	22,304.51
Third Quarter	24,120.04	21,546.99	24,120.04
Fourth Quarter	24,270.62	19,155.74	20,014.77
2019
First Quarter	21,822.04	19,561.96	21,205.81
Second Quarter	22,307.58	20,408.54	21,275.92
Third Quarter	22,098.84	20,261.04	21,755.84
Fourth Quarter	24,066.12	21,341.74	23,656.62
2020
First Quarter	24,083.51	16,552.83	18,917.01
Second Quarter	23,178.10	17,818.72	22,288.14
Third Quarter	23,559.30	21,710.00	23,185.12
Fourth Quarter	27,568.15	22,977.13	27,444.17
2021
First Quarter	30,467.75	27,055.94	29,178.80
Second Quarter	30,089.25	27,448.01	28,791.53
Third Quarter	30,670.10	27,013.25	29,452.66
Fourth Quarter	29,808.12	27,528.87	28,791.71
2022
First Quarter	29,332.16	24,717.53	27,821.43
Second Quarter	28,246.53	25,748.72	26,393.04
Third Quarter	29,222.77	25,935.62	25,937.21
Fourth Quarter	28,383.09	25,937.21	26,094.50
2023
First Quarter	28,623.15	25,716.86	28,041.48
Second Quarter (through May 9, 2023)	29,242.82	27,472.63	29,242.82

Nikkei 225 Index Daily Index Closing Values January 1, 2018 to May 9, 2023

May 2023 Page 16

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Additional Terms of the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publishers:

With respect to the SPX Index, S&P Dow Jones Indices LLC, or any successor thereof.

With respect to the SXXP Index, STOXX Limited, or any successor thereof.

With respect to the NKY Index, Nikkei Inc., or any successor thereof.

Denominations:	$1,000 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:

If the determination date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final determination date as postponed, by which date the basket percent change will have been determined.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

May 2023 Page 17

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

May 2023 Page 18

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the initial index values, and, therefore, the values at or above which the underlying indices must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the values of the underlying indices, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $30 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each note. The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the prospectus, the product supplement for Equity-Linked Notes and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

May 2023 Page 19

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.

May 2023 Page 20

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

Annex A—STOXX® Europe 600 Index

The STOXX® Europe 600 Index (the “SXXP Index,” or the “Index”) is comprised of the 600 largest companies by free-float market capitalization traded on the major exchanges of 17 European countries. The Index is a price-return index denominated in euro, calculated, maintained and published by STOXX Limited.

The Index was created by STOXX Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the STOXX® Europe 600 Index is based on an initial index value of 100 at December 31, 1991. On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Index. The Index is reported daily by Bloomberg L.P. under the symbol “SXXP.”

Composition of the SXXP Index

The SXXP Index has a fixed number of 600 components which represent the largest companies in terms of free-float market capitalization from across 17 countries of the European region: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

The selection list for the SXXP Index is composed of each company’s most liquid stock with a minimum liquidity of greater than one million euros measured over 3-month average daily trading value and is ranked in terms of free-float market capitalization. From the selection list, the largest 550 stocks qualify for selection. The remaining 50 stocks are selected from the largest remaining current components ranked between 551 and 750. If the number of stocks selected is still below 600, the largest remaining stocks are selected until there are 600 stocks.

The composition of the STOXX Europe 600® Index is reviewed quarterly, based on the closing stock data on the last trading day of the month preceding the review month. The component stocks are announced on the first trading day of the review month. Changes to the component stocks are implemented after the close on the third Friday in each of March, June, September and December and are effective the following trading day.

Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcies) that affect the STOXX Europe 600® Index composition are reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The free-float factors for each component stock used to calculate the STOXX Europe 600® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

Computation of the SXXP Index

The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the value of the Index at any time can be expressed as follows:

Index value	=	free float market capitalization of the Index divisor

The “free float market capitalization of the Index” is equal to the sum of the products of the price, number of shares, the free float factor and the weighting cap factor for each component stock as of the time the Index is being calculated.

The free float factors and outstanding number of shares used to calculate the Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Extraordinary adjustments may occur due to certain corporate actions. The timing of such adjustments depends on the magnitude of the change.

May 2023 Page 21

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

The Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage —i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase, decrease or be held constant.

DIVISOR:	Decreases	A) Special Cash dividend adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)
DIVISOR:	Constant	B) Split and Reverse Split adjusted price = closing price * A / B new number of shares = old number of shares * B / A

DIVISOR:	Increases

C) Rights Offering

If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is larger or equal to 200% (B / A ≥ 2) the adjustment of the shares and weight factors are delayed until the new shares are listed.

adjusted price = (closing price * A + subscription price * B) / (A + B)

new number of shares = old number of shares * (A + B) / A

DIVISOR:	Constant	D) Stock Dividend adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
	Decreases	E) Stock Dividend (from treasury stock) If treated as regular cash dividend, not adjusted. If treated as extraordinary dividend: adjusted price = closing price – closing price * B / (A + B)
DIVISOR:	Decreases	F) Stock Dividend of Another Company Security adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	Decreases	G) Return of Capital and Share Consolidation adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B new number of shares = old number of shares * B / A
DIVISOR:	Decreases

H) Repurchase of Shares/Self-Tender

adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)

new number of shares = old number of shares − number of tendered shares

DIVISOR:	Decreases	I) Spin-off adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:

J) Combination Stock Distribution (Dividend or Split) and Rights Offering

Shareholders receive “B” new shares from the distribution and “C” new shares from the rights offering for every “A” shares held:

Increases

● If rights are applicable after stock distribution (one action applicable to other)

adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Increases

● If stock distribution is applicable after rights (one action applicable to other)

adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]

new number of shares = old number of shares * [(A + C) * (1 + B / A)]

May 2023 Page 22

Morgan Stanley Finance LLC

Market-Linked Notes due June 5, 2028

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the Nikkei 225 Index

DIVISOR:	Increases

● Stock distribution and rights (neither action is applicable to the other)

adjusted price = [closing price * A + subscription price * C] / [A + B + C]

new number of shares = old number of shares * [A + B + C] / A

K) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
L) Free float and Share Changes
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

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